Exhibit 23






                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements of West Pharmaceutical Services, Inc. and subsidiaries, on Forms S-8 (Registration Nos. 2-95618, 2-45534, 33-39506, 33-32580, 33-37825, 33-61074,
33-61076,  333-12287,  333-12289,  333-53817, and 333-78783) of our report dated
February 23, 2001, relating to the consolidated financial statements of West Pharmaceutical Services, Inc. and subsidiaries as of December 31, 2000 and December 31, 1999, and for the three years in the period ended December 31, 2000, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 30, 2001